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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

         Corporate Name                            State of Incorporation
         --------------                            ----------------------

1.       Assessment Solutions Incorporated         New York

2.       Proudfoot Reports Incorporated            New York

3.       C3 Solutions Incorporated                 New York

4.       T3 Solutions Incorporated                 Delaware

5.       McLagan Partners, Inc.                    Delaware

6.       McLagan Partners International, Inc.      Delaware

7.       McLagan Partners Asia, Inc.               Delaware